Exhibit 10.16.1

LOAN AND SECURITY AGREEMENT

CRYSTALTECH WEB HOSTING, INC.

NEWTEK SMALL BUSINESS FINANCE INC.

(as Borrowers)

and

CAPITAL ONE, N.A. (as “Lender”)

Dated as of April 30, 2010

This Loan and Security Agreement (“Agreement”) is dated this 30th day of April, 2010, by and between CRYSTALTECH WEB HOSTING, INC., a New York corporation (“CrystalTech”), with NEWTEK SMALL BUSINESS FINANCE INC., a New York corporation (“NSBF,” each of CrystalTech and NSBF a “Borrower” and together the Borrowers), and CAPITAL ONE, N.A. (“Lender”).

BACKGROUND

A. Borrowers desire to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrower under the terms and provisions hereinafter set forth.

B. The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I. DEFINITIONS AND INTERPRETATION

1.1. Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

Account - All of the “accounts” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter arising.

Advance(s) - Any monies advanced or credit extended to Borrower by Lender hereunder, including, without limitation, cash advances.

Affiliate - With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

Approved Forms means the forms of SBA 7(a) Note Receivable Documents, approved and used by Borrower in the conduct of its business, together with such changes and modifications or additions thereto from time to time as allowed by this Agreement or as required by the SBA.

Asset Sale - The sale, transfer, lease, license or other disposition by Borrower, or by any Subsidiary of Borrower, to any Person other than Borrower, of any Property now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions. An Asset Sale includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation.

Authorized Officer - Any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Advances or execute Quarterly Compliance Certificates as set forth in the incumbency certificate referred to in Section 4.1(d) of this Agreement.

Availability - means as of any date of determination as to either Term Loan, the lesser of (i) the Maximum Term Loan Amount (relative to such loan) and (ii) the Borrowing Base, in each case, less the sum of the Term Loan then outstanding.

Bank Affiliate - Any bank that is controlled by Lender. A bank shall be deemed controlled by Lender if (i) Lender, directly or indirectly, or acting through one or more other Persons, owns, controls or has power to vote twenty-five percent (25%) or more of any class of voting securities of the bank; or (ii) Lender controls in any manner the election of a majority of the directors or trustees of the bank.

Base Rate - The applicable interest rate set forth in the applicable Note.

Blocked Account - See Section 6.13.

Blocked Account Agreement - means a blocked account agreement between the Borrowers and the Lender as required herein.

Borrowing Base - Means with respect to Term Loan A, as of any date of determination by Lender, from time to time, an amount equal to the sum at such time of (i) 70 % of the outstanding principal balance of Borrower’s Eligible SBA 7(a) Note Receivables, (ii) 50 % of the aggregate amount of accrued and unpaid interest on Borrower’s Performing SBA 7(a) Note Receivables and (iii) 75% of the outstanding principal balance of Borrower’s Eligible SBA 7(a) Loans held for Sale, in each case, less any Reserves. For the avoidance of doubt, the Borrowing Base does not include payments or obligation due to the Borrower from the SBA.

Borrowing Base Certificate - See Exhibit A.

Borrowing Notice - a written notice to the Lender requesting disbursement of the Term Loans hereunder.

Business Day - A day other than Saturday or Sunday or a national banking holiday when Lender is open for business in Nassau County, State of New York.

Capitalized Lease Obligations - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

Capital Expenditures - For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period, which have not been financed) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

Capital Stock - Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Cash Management System - Section 2.4(b).

CCCRE means CCC Real Estate Holding Co. LLC, a Delaware limited liability company.

Closing - Section 4.6.

Closing Date - Section 4.6.

Collateral - All of the Property and interests in Property described in Section 3.1 of this Agreement and all other Property and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

Credit Parties means Parent, each Borrower (and any subsidiaries), each Guarantor and CCCRE.

Default - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Distribution - a transfer of cash by Borrower to its equity holder(s).

Environmental Laws - Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

EBITDA - Means net income (loss) plus goodwill impairment (incurred prior to the date hereof), interest, taxes (or less tax benefit), depreciation and amortization determined in accordance with GAAP, plus cash actually received but excluded from the GAAP calculation of EBITDA solely due to the effect of FAS 166. For purposes of determining the EBITDA for Newtek Business Services, Inc. net income shall be reduced by the amount of income from tax credits, increased by the other than temporary decline in investments, and reduced (if a gain) or increased (if a loss) of net change in the fair market value of credits in lieu of cash and notes payable in credits in lieu of cash and shall exclude the effect of any minority interests.

ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

Event of Default - Section 8.1.

Expenses - Section 9.6.

FAS 166 - Statement of Financial Accounting Standards No. 166 Accounting for Transfers of Financial Assets an amendment of FASB Statement No. 140 dated, June 2009

Facility Fee - Section 2.7(a).

Fixed Charge Coverage Ratio - (calculated for Parent on a consolidated basis, as of the end of any calendar quarter) shall mean EBITDA for the previous four (4) calendar quarters, less capital expenditures plus only through the period ending September 30, 2010, SBA principal payment collections (net of cash deployed for new SBA loans) during the previous four (4) calendar quarters, divided by the sum of the amounts paid during the previous four (4) calendar quarters for (i) principal of long term debt, (ii) interest (iii) dividends and (iv) treasury stock redemptions. For the purposes of the foregoing, during the nine calendar month period following the closing date, items (i) and (ii) in the denominator will be annualized until December 31, 2010; thereafter all will be on a trailing twelve month basis.

FIRREA means the Federal Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

FTA means Colson Services Corp., as fiscal and transfer agent for the SBA and as the SBA’s agent to hold the original SBA 7(a) Loan Notes pursuant to the Multi-Party Agreement, and as bailee for Lender for purposes of perfecting Lender’s security interest in the original SBA 7(a) Loan Notes pursuant to the Multi-Party Agreement, or any other Person designated by the SBA or Lender, subject to the consent of the SBA in accordance with the terms of the Multi-Party Agreement to perform the same or similar function

Funded Debt The sum of all indebtedness of the Borrower for borrowed money including the current and long term portions thereof, and all other indebtedness for which interest is charged including capital leases and subordinated debt.

GAAP - Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Lender and described in Section 5.7 herein.

Governmental Authority - Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Guarantor - Each of Newtek Business Services, Inc. a corporation organized under the laws of the State of New York, Universal Processing Services of Wisconsin LLC (d/b/a Newtek Merchant Solutions) a limited liability company organized under the laws of the State of Wisconsin, Small Business Lending, Inc. a corporation organized under the laws of the State of Delaware, CCCRE and any other Person who may hereafter guaranty, as surety, all of the Obligations.

Guarantor Security Agreement - That certain guarantor security agreement to be executed by each Guarantor in favor of Lender, in form and substance satisfactory to Lender, on or prior to the Closing Date.

Guaranty Agreement - That certain guaranty agreement to be executed by each Guarantor in favor of Lender, in form and substance satisfactory to Lender, on or prior to the Closing Date.

Hazardous Substances - Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

Hedging Agreements - Any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et seq.).

Indebtedness - Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) Disqualified Stock, (vii) all Obligations of such Person under Hedging Agreements, and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Interest Hedging Instrument - Any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et seq.) between Borrower and Lender (or any Affiliate of Lender).

Inventory - All of the “inventory” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter acquired or created.

IRS - Internal Revenue Service.

Lien - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loans - The unpaid balance of the Term Loans.

Loan Documents - Collectively, this Agreement, the Note(s), each Guaranty, each Guarantor Security Agreements, the Blocked Account Agreement, Trust Account Agreement, the Multi-Party Agreement and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

Material Adverse Effect - An occurrence or state of events which results in a material adverse effect upon (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, prospects, material agreements or results of operations of Borrower or any

Guarantor, taken as a whole, or (b) Borrower’s or any Guarantor’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

Maturity Date - May 1, 2015.

Maximum Term Loan A Availability - As of the date of determination thereof, an amount equal to the lesser of (a) the Maximum Term Loan A Amount or (b) the Borrowing Base. For each determination date after the closing the Maximum Term Loan A Amount shall be reduced by the total scheduled payments which were due to have been made prior to such date.

Maximum Term Loan A Amount - The sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).

Maximum Term Loan B Amount - The sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00).

Maximum Term Loan B Availability - The lesser of (a) Two Million Five Hundred Thousand Dollars ($2,500,000.00) or (b) the outstanding balance under CrystalTech’s existing credit facility with the Lender which is being refinanced hereunder.

Maximum Term Loan Amount - Fifteen Million Dollars ($15,000,000.00).

Multi-Party Agreement - Means the Multi-Party Agreement by and among NSBF, Parent, CCCRE, Lender, FTA, and the SBA, dated April 30, 2010, as the same may be supplemented, modified or amended from time to time.

Note(s) - Individually and collectively, as applicable, Term Note A and Term Note B.

Note Participation - A participation interest in a SBA 7(a) Loan.

Obligations - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lender, whether under this Agreement, or any other existing or future instrument, document or agreement, between Borrower or Lender, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Term Loans and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any Subsidiary of Borrower pursuant to an Interest Hedging Instrument; the payment of all amounts advanced by Lender to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender in connection with any cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender to Borrower, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between Borrower and Lender.

Parent - Newtek Business Services Inc.

PBGC - The Pension Benefit Guaranty Corporation.

Performing SBA 7(a) Note Receivables - Means an SBA 7(a) Loan as to which all scheduled payments of principal and interest are current or no more than sixty one (61) days past due but in no event more than two payments past due.

Permitted Capcos - Wilshire DC Partners, LLC, Wilshire Alabama Partners, LLC, Wilshire Louisiana BIDCO, LLC, Wilshire Texas Partners I, LLC

Permitted Disposition - Means (a) sales of SBA 7(a) Guaranteed Note Receivables, (b) sales of SBA 7(a) Non-Guaranteed Note Receivables, (c) sales of Note Participations, (d) sales to SBA of the SBA 7(a) Non-Guaranteed Note Receivable portion of any SBA 7(a) Note Receivable with respect to which SBA also holds the SBA 7(a) Guaranteed Note Receivable portion thereof, and (e) other dispositions of SBA 7(a) Note Receivables or the collateral therefor, in each case to the extent required or permitted by SBA in accordance with SBA Rules and Regulations; provided that (i) any sales of SBA 7(a) Guaranteed Note Receivables or any sales of Note Participations in any SBA 7(a) Guaranteed Note Receivables may not be for an amount less than par, and (ii) any sale of a SBA 7(a) Non-Guaranteed Note Receivable or any sales of Note Participations in any SBA 7(a) Non-Guaranteed Note Receivable may not be for an amount less than the value attributable to the applicable SBA 7(a) Non-Guaranteed Note Receivable, or the participated portion thereof, in the Borrowing Base as of the date of such sale.

Permitted Indebtedness - (a) Indebtedness to Lender in connection with the Term Loans, or otherwise pursuant to the Loan Documents; (b) trade payables incurred in the ordinary course of Borrower’s business; (c) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets; provided that, (i) such Indebtedness incurred in any fiscal year shall not exceed (x) as to NSBF $200,000.00 and (y) as to CrystalTech $100,000.00, (ii) such purchase money Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such purchase money Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing, and (d) Indebtedness existing on the Closing Date that is identified and described on Schedule “1.1(a)” attached hereto and made part hereof and (e) and Indebtedness of NSBF to another Credit Party or the Permitted Capcos provided the same is (i) at all times unsecured, (ii) fully subordinated to the Lender, (iii) less than $3,000,000 in the aggregate at any time.

Permitted Investments - (a) investments and advances existing on the Closing Date that are disclosed on Schedule “5.10(a)”, (b) (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency, (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000, or (B) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

Permitted Liens – (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets securing purchase money Indebtedness permitted under Section 7.6; provided that, (i) such Lien attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender in writing; and (d) Liens existing on the Closing Date and shown on Schedule “1.1(b)” attached hereto and made part hereof.

Person – An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

Pledge Agreement means the Pledge Agreement(s) of even date herewith executed by Pledgors in favor of Lender, and any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

Pledgors means Parent, Small Business Finance Inc., and each other Person, if any, that executes a pledge agreement or other similar agreement in favor of Lender in connection with the transactions contemplated by the Agreement and the other Loan Documents.

Property – Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Quarterly Compliance Certificate – Section 6.10.

Regulation D – Regulation D of the Board of Governors of the Federal Reserve System comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

REO Property means Real Estate owned by Borrower or any other Credit Party, which Real Estate has been acquired and is owned by such Credit Party as a result of foreclosure or acceptance by such Credit Party of a deed in lieu of foreclosure, or similar transaction, whether previously constituting SBA 7(a) Note Receivable Collateral or otherwise), together with all of such Credit Party’s now owned or hereafter acquired interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

Required Procedures means procedures, including credit and underwriting standards, loan to value ratio limitations and the use of Approved Forms with respect to the financing and servicing of SBA 7(a) Note Receivables as in effect on the Closing Date, together with such changes and modifications thereto from time to time as shall be required by SBA Rules and Regulations or as have been approved in writing by Lender, in Lender’s reasonable credit judgment.

Reserves means with respect to the Borrowing Base of NSBF such other reserves against Eligible SBA 7(a) Note Receivables, or Borrowing Availability of Borrower that Lender may,

in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Lender’s credit judgment. At minimum the following Reserves shall apply:

(i) a 25% reserve against any SBA 7(a) Loan which is 31-61 days past due

SBA – means the United States Small Business Administration or any other federal agency administering the SBA Act.

SBA Act – means the Small Business Act of 1953, as the same may be amended from time to time.

SBA Guaranteed Percentage – means with respect to any SBA 7(a) Note Receivable, a fraction, (i) the numerator of which is the SBA Guaranteed Note Receivable with respect to such SBA 7(a) Note Receivable, and (ii) the denominator of which is the SBA 7(a) Note Receivable.

SBA Lender’s License – means that authority given to a lender by the SBA to make SBA 7(a) Loans as permitted under the SBA Act, as amended and further authorized by the SBA in CFR Title 13 Part 120-470 and 471, as amended.

SBA Reduced Guaranty Ineligible Amount – means, with respect to any SBA Reduced Guaranty Receivable originated on or after the Closing Date if retained on the books of Borrower, an amount equal to (a) such SBA Reduced Guaranty Receivable, less (b) the sum of (i) the SBA 7(a) Guaranteed Note Receivable, and (ii) the product of (x) such SBA Reduced Guaranty Receivable and (y) a percentage equal to one-third of the SBA Guaranteed Percentage of such SBA Reduced Guaranty Receivable.

SBA Reduced Guaranty Receivable – means each Eligible SBA 7(a) Note Receivable which has a SBA Guaranteed Percentage less than 75%.

SBA Rules and Regulations – means the SBA Act, as amended, any other legislation binding on SBA relating to financial transactions, any Loan Guaranty Agreement, all rules and regulations promulgated from time to time under the SBA Act, and SBA Standard Operating Procedures and any Official Notices issued by the SBA, all as from time to time in effect.

SBA 7(a) Guaranteed Note Receivable – means that portion of any SBA 7(a) Note Receivable that is actually guaranteed by the SBA.

SBA 7(a) Loan Notes – means any promissory notes that at any time evidence SBA 7(a) Loans.

SBA 7(a) Loan Obligor – means any Person, other than the SBA, who is or may become obligated to Borrower under an SBA 7(a) Loan.

SBA 7(a) Loans – means any loans made by Borrower (or its predecessors in interest) to small businesses and partially guaranteed by the SBA, all originated in accordance with the SBA Rules and Regulations and pursuant to the authorization contained in Section 7(a) of the SBA Act.

SBA 7(a) Non-Guaranteed Note Receivable – means that portion of any SBA 7(a) Note Receivable that is not guaranteed by the SBA.

SBA 7(a) Note Receivable – means the obligation of an SBA 7(a) Loan Obligor to pay an SBA 7(a) Loan made by Borrower (or its predecessors in interest) to such SBA 7(a) Loan Obligor, whether or not evidenced by a promissory note or other instrument.

SBA 7(a) Note Receivable Collateral – means any and all property or interests in property, whether personal property (including without limitation accounts, chattel paper, instruments, documents, deposit accounts, contract rights, general intangibles, inventory or equipment) or real property, or both, whether owned by an SBA 7(a) Loan Obligor or any other Person, that secures an SBA 7(a) Note Receivable or an SBA 7(a) Loan Obligor’s obligations under an SBA 7(a) Loan Note or SBA 7(a) Note Receivable Document, and all supporting obligations in respect thereof.

SBA 7(a) Note Receivable Documents – means, with respect to any SBA 7(a) Note Receivable, all original documents, instruments, and chattel paper, executed or delivered to or for the account of Borrower by the applicable SBA 7(a) Loan Obligor and evidencing such SBA 7(a) Note Receivable.

SBA Standard Operating Procedures and Official Notices – means Public Law 85-536, as amended; those Rules and Regulations, as defined in 13 CFR Part 120, “Business Loans” and 13 CFR Part 121, “Size Standards”; Standard Operating Procedures, (SOP) 50-10 for loan processing, 50-50 for loan servicing and 50-51 for loan liquidation as may be published and or amended from time to time by the SBA.

Subsidiary – With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

Term Loans – Means collectively Term Loan A and Term Loan B.

Term Note A – means that certain promissory note executed by the Borrowers evidencing Term Loan A.

Term Note B – means that certain promissory note executed by the Borrowers evidencing Term Loan B.

Trust Account – shall have the meaning ascribed to it in the Trust Account Agreement.

Trust Account Agreement – shall mean that certain Trust Account Agreement, dated as of the Closing Date, by and between the Borrower and the Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

Trust Account Reconciliation – a detailed reconciliation of all deposits into the Trust Account for the subject period identifying the source of funds and the nature of the underlying obligation so as to distinguish payments due to be made to the SBA or the FTA, payments of principal or interest under SBA7(a) Loans, and Servicing Fees

UCC – The Uniform Commercial Code as adopted in the state where Lender’s office identified in Section 9.8 is located, as the same may be amended from time to time.

Other Capitalized Terms – Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.2. Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement.

1.3. Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION II. THE LOANS

2.1. Term Loan Facility – Description:

a. Term Loan Amount. On the Closing Date, the Lender agrees to make the following Loans to the Borrowers:

i. a term loan in an original principal amount equal to the Maximum Term Loan A Availability as of the Closing Date (“Term Loan A”); and

ii. a term loan in an original principal amount equal to the Maximum Term Loan B Availability as of the Closing Date (“Term Loan B”).

Borrower shall not have any right to reborrow any portion of the Term Loans which are repaid or prepaid from time to time.

b. On the Maturity Date, unless having been sooner accelerated by Lender pursuant to the terms hereof, and without impairing any rights under Section 3.1, all sums owing hereunder shall be due and payable in full.

2.2. Eligible SBA 7(a) Note Receivables.

a. All of the SBA 7(a) Note Receivables owned by Borrower which are reflected in the most recent Borrowing Base Certificate delivered by Borrower to Lender shall be “Eligible SBA

7(a) Note Receivables” for purposes of this Agreement, except any SBA 7(a) Note Receivable to which any of the exclusionary criteria set forth below applies. Lender shall have the right to establish, modify or eliminate Reserves against Eligible SBA 7(a) Note Receivables from time to time in its reasonable credit judgment. In addition, Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible SBA 7(a) Note Receivables, in its reasonable credit judgment; provided that Lender shall provide twenty-five (25) days prior written notice to Borrower with respect to any adjustment of existing criteria or establishment of new criteria that would have the effect of making less credit available.

b. Eligible SBA 7(a) Note Receivables shall not include any SBA 7(a) Note Receivable of Borrower:

i. as to which all conditions precedent to the effectiveness of the SBA guaranty with respect to the applicable SBA 7(a) Loan have not been met;

ii. to the extent that the SBA 7(a) Loan has not been disbursed by Borrower to or for the account of the SBA 7(a) Loan Obligor; provided, that at the discretion of Lender, the disbursement requirements of this clause (b) may be deemed satisfied on the condition subsequent that the subject disbursements are actually made to the SBA 7(a) Loan Obligor on the same Business Day as the date of the Term Loan made hereunder;

iii. with respect to which Borrower has not perfected its security interests and Liens in all underlying collateral for the applicable SBA 7(a) Loan; provided, that at the discretion of Lender, the perfection requirements of this clause (c) may be deemed satisfied if escrow arrangements reasonably acceptable to Lender are in place to insure that all steps necessary for such perfection will be accomplished promptly, and in any event within seven (7) Business Days following the disbursement by Borrower of the proceeds of such SBA 7(a) Loan;

iv. with respect to which the applicable SBA 7(a) Loan does not conform to all requirements of the SBA applicable to the initial approval and guaranty by the SBA thereof;

v. with respect to which the applicable SBA 7(a) Loan, SBA 7(a) Loan Notes or SBA 7(a) Note Receivable Documents do not comply in all material respects with Applicable Laws;

vi. with respect to which an event or condition has occurred that would release the SBA from its obligations to Borrower with respect to the applicable SBA 7(a) Loan, or the SBA has rejected the applicable SBA 7(a) Loan or the applicable SBA 7(a) Note Receivable Documents in any respect;

vii. with respect to which the applicable SBA 7(a) Loan was not originated by the Borrower or Commercial Capital Corp.;

viii. with respect to which the applicable SBA 7(a) Loan does not conform in all material respects to Borrower’s written credit and underwriting guidelines, including, without limitation, the Required Procedures as in effect on the date the applicable SBA 7(a) Loan was underwritten, copies of which have been previously delivered to Lender;

ix. with respect to which the insurance coverage required by the applicable SBA Note Receivable Documents has been cancelled or lapsed or Borrower has not been named as loss payee or additional insured, as applicable, with respect thereto;

x. to the extent that the outstanding principal amount of any SBA 7(a) Guaranteed Note Receivable exceeded the maximum amount permitted by the SBA Act at the time the applicable SBA 7(a) Loan was underwritten;

xi. to the extent that the outstanding principal amount of any SBA 7(a) Non-Guaranteed Note Receivable exceeded the maximum amount permitted by the SBA Act at the time the applicable SBA 7(a) Loan was underwritten, or if the aggregate outstanding principal amount of both the SBA 7(a) Guaranteed Note Receivable portion and the SBA 7(a) Non-Guaranteed Note Receivable portion of the same SBA 7(a) Loan exceeded the maximum amount permitted by the SBA Act at the time the applicable SBA 7(a) Loan was underwritten, to the extent of such excess;

xii. with respect to which the applicable SBA 7(a) Loan Obligor is the subject of an insolvency proceeding or a case commenced under the Bankruptcy Code;

xiii. with respect to which any payment of interest, principal or any other amount due under the applicable SBA 7(a) Loan is more than 61 days past due;

xiv. with respect to which the applicable SBA 7(a) Loan is not a valid, legally enforceable obligation of the SBA 7(a) Loan Obligor or is subject to any offset or other defense on the part of such SBA 7(a) Loan Obligor or to any claim on the part of the SBA 7(a) Loan Obligor denying liability;

xv. with respect to which the subject SBA 7(a) Note Receivable is subject to any Lien, except for the Lien of Lender and the interest of the SBA pursuant to the applicable Loan Guaranty Agreement;

xvi. to the extent that the subject SBA 7(a) Note Receivable has been sold pursuant to a Note Participation;

xvii. with respect to which the applicable SBA 7(a) Loan is not evidenced by legal documentation in form and substance satisfactory to Lender; provided, that legal documentation that conforms in all material respects to forms provided by the SBA, standard forms of mortgages or deeds of trust provided by Borrower’s local counsel for use in specific jurisdictions, or other forms of documents previously approved by Lender shall be presumed to be satisfactory to Lender;

xviii. with respect to which the applicable SBA 7(a) Loan is made to an employee, officer, agent, director, stockholder, or Affiliate of Borrower or any Affiliate of any thereof;

xix. with respect to which the applicable SBA 7(a) Loan has been turned over to the SBA or any other Person for servicing or collection;

xx. with respect to which the applicable SBA 7(a) Loan and the respective rights of the SBA, Lender, NSBF, and FTA with respect thereto are not subject to the terms of the Multi-Party Agreement or such other agreement with SBA and Borrower that Lender, in its sole discretion, deems acceptable;

xxi. as to which any of the representations or warranties in the Loan Documents with respect to the SBA 7(a) Loan are untrue;

xxii. to the extent that any SBA 7(a) Note Receivable together with all other SBA 7(a) Note Receivables in any one industry, as determined by the applicable NAICS four digit code (except for the Retail Trade industry which shall be measured for this purpose as independent industries under NAICS codes 44 and 45), exceeds ten percent (10%) as of the end of each Fiscal Quarter (or, collectively, with respect to the Full-Service Restaurant and Limited-Service Eating Places industries (NAICS codes 7221 and 7222), as of the end of each Fiscal Quarter, fifteen percent (15%); with respect to the Traveler Accommodation industry (NAICS code 7211), as of the end of each Fiscal Quarter thirty percent (30%); and, with respect to the Auto Repair and Maintenance (including car wash) industry (NAICS code 8111), as of the end of each Fiscal Quarter, ten percent (10%)) of all Eligible SBA 7(a) Note Receivables;

xxiii. as to which Lender’s Lien and any security in support thereof is not a first priority perfected Lien in favor of Lender;

xxiv. with respect to which the SBA 7(a) Loan Note has been released from the possession of the FTA in excess of 10 calendar days or has been released from the possession of the FTA pursuant to the SBA’s prior written consent or instruction as contemplated by Section 8(e) of the Multi-Party Agreement;

xxv. to the extent that any SBA 7(a) Note Receivable is in excess of a loan to collateral value ratio of 90%, as determined by Lender in a manner consistent with the Required Procedures;

xxvi. as to which any amounts payable have been deferred within the last ninety (90) days or as to which any amounts payable have been deferred more than twice within the last twelve (12) months;

xxvii. with respect to any SBA Reduced Guaranty Receivable, to the extent of the SBA Reduced Guaranty Ineligible Amount;

xxviii. with respect to which any SBA 7(a) Loan that is not secured by any SBA 7(a) Note Receivable Collateral other than a first priority Lien on commercial real property, to the extent that the outstanding principal balance of such SBA 7(a) Loan, , exceeds seventy percent (70%) of the fair market value of such commercial real property;

xxix. with respect to which any SBA 7(a) Loan which is secured exclusively commercial real property to the extent NSBF’s lien is not a first priority mortgage lien.

xxx. in the reasonable credit judgment of Lender, to the extent that any SBA 7(a) Note Receivable is secured by real property as to which there are potential industry-wide liabilities and Environmental Liabilities;

xxxi. where any Credit Party currently has established a reserve on it own books and records with respect to the applicable SBA 7(a) Loan (including without limitation all such SBA 7(a) Loans with current reserves as set forth on Schedule 2.2(b) xxxi); or

xxxii. that is otherwise unacceptable to Lender in its reasonable credit judgment.

2.3. [Intentionally Omitted.]

2.4. Payments:

a. Except to the extent otherwise set forth in this Agreement (or in the case of an Interest Hedging Instrument under the applicable agreements), all payments of principal and of interest on the Loans and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower not made by automatic transfers from the Blocked Account or Borrowers accounts maintained with the Lender , shall be made to Lender at its office at 275 Broadhollow Road, Melville, New York 11747, in United States dollars, in immediately available funds. Lender shall have the unconditional right and discretion (and Borrower hereby authorizes Lender) to charge Borrower’s operating and/or deposit account(s) for all of Borrower’s Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses, provided that Lender may not charge the Trust Account in a manner inconsistent with the Trust Account Agreement. Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

b. On or prior to April 29, 2010, NSBF shall establish and maintain until the Obligations have been indefeasibly paid in full, the cash management system described in Exhibit B (the “Cash Management System”).

2.5. Payment of Interest and Principal:

a. Interest. Interest shall be paid on the unpaid principal balance under each Term Loan, subject to the terms hereof, at the per annum rate equal to the Base Rate. Changes in the interest rate applicable to each Term Loan shall become effective on the same day that there is a change in the Base Rate. Interest on the Term Loans shall be payable monthly (such other interval as required under the applicable Note), in arrears, in accordance with the Notes, beginning on the first day of the first full calendar month after the Closing Date.

b. Principal

i. Scheduled Repayments. There shall become due and payable, and Borrowers shall repay the Term Loans through scheduled payments on each date set forth on Schedule 2.5 attached hereto. Notwithstanding the payment schedules set forth above, the outstanding principal amount of the Term Loans shall become immediately due and payable in full on the Maturity Date. With respect to Term Loan A, on the fifteenth (15th) day of each month Lender shall debit the Blocked Account for the next due principal payment and accrued interest as set forth on Schedule 2.5, plus any Mandatory Prepayment which has not previously been paid. If the balance contained within such blocked account exceeds the amount of the next due principal and interest payments (inclusive of any then due Mandatory Prepayment), and no Event of Default shall have occurred, Borrower shall be free to transfer funds from the Trust Account to its Operating Account consistent with Exhibit B hereto. Principal payments from the Blocked Account in excess of the current installments shall be applied in inverse order of maturity to the remaining payments due under Term Loan A. If on a payment date the balance in the Blocked Account is less than the next due principal payment, the Borrowers shall remit the balance of such payment to the lender on such payment date and consistent with the Cash Management System the Borrowers shall replenish the Blocked Account so that at all times it has a minimum balance at least equal to the next succeeding scheduled installment of principal and interest on Term Loan A.

ii. Mandatory Prepayments. There shall become due and payable and Borrowers shall prepay the Term Loans in an amount equal to the following:

(a) The net proceeds of from any issuance of equity or debt securities other than Permitted Indebtedness of either Borrower;

(b) Any insurance or condemnation proceeds received in connection with a casualty event, condemnation or other loss;

(c) All net sales proceeds associated with the disposition of any of either Borrower’s assets other than the proceeds from the sale by NSBF of the guaranteed portion of any new SBA 7(a) Loans;

(d) The amount by which the then outstanding balance under Term Loan A exceeds the Borrowing Base;

(e) All collections by NSBF on SBA Loans in excess of scheduled principal payments and interest due thereunder including without limitation any pre-payments of outstanding SBA Loans which shall be applied first to Term Loan A until paid in full and thereafter to Term Loan B; and

(f) All net sale proceeds from the sale or disposition of REO Property.

c. Optional Prepayments. The Term Loans may be prepaid in full or in part at any time; provided, however, that Borrowers shall have given Lender at least ten (10) days prior written notice of the date of such prepayment.

d. All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loans shall be applied by Lender to the Obligations in such order and manner as Lender may elect; provided, however, that prepayments made pursuant to Section 2.5(d), (e) and (f) shall be applied to payments due under the Term Loan A in inverse order of maturity until the Term Loans have been repaid in full. No prepayment, whether mandatory or optional, shall alter the payments required to be made under Schedule 2.5 except as otherwise provided for herein.

2.6. Additional Interest Provisions:

a. Interest on the Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

b. After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the Loans, shall be increased by five hundred (500) basis points. All such increases may be applied retroactively to the date of the occurrence of the Event of Default. Borrower agrees that the default rate payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

c. All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

d. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.7. Fees and Charges:

a. Borrower shall pay a fully earned non-refundable facility fee equal to one hundred fifty (150) basis points on the Maximum Term Loan Amount (the “Facility Fee”).

b. Borrower shall unconditionally pay to Lender a late charge equal to five percent (5%) of any and all payments of principal or interest on the Loans that is not paid within fifteen (15) days of the due date. Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations. Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

2.8. Prepayments: Borrower may prepay the Loans in whole or in part at any time or from time to time, without penalty or premium (other than any breakage fees associated with terminating any Hedging Instruments or LIBOR contracts). Any prepayment shall be accompanied by all accrued and unpaid interest.

2.9. Use of Proceeds: The extensions of credit under and proceeds of the Term Loans shall be used to (a) refinance existing indebtedness of CrystalTech to the Lender and (b) to refinance existing indebtedness of NSBF to General Electric Capital Corporation.

2.10. Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the reasonable opinion of Lender, the rate of return on Lender’s capital with regard to the Loans is reduced to a level below that which Lender would have achieved but for such circumstances, then in such case and upon notice from Lender to Borrower, from time to time, Borrower shall pay Lender such additional amount or amounts as shall compensate Lender for such reduction in Lender’s rate of return. A notice to Borrower from Lender as to the amount of that reduction and showing the basis of the computation thereof submitted by Lender to Borrower shall be presumptive evidence of the matters set forth therein.

SECTION III. COLLATERAL

3.1. Collateral: As security for the payment of the Obligations, and satisfaction by the Borrowers of all covenants and undertakings contained in this Agreement and the other Loan Documents:

a. Each Borrower hereby assigns and grants to Lender, a continuing Lien on and first priority security interest in, upon and to all assets of such Borrower (other than NSBF’s SBA Lender’s License), including any Real Property and including but not limited to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located:

i. Accounts - All Accounts;

ii. Chattel Paper - All Chattel Paper;

iii. Documents - All Documents;

iv. Instruments–All Instruments;

v. Inventory–All Inventory;

vi. General Intangibles – All General Intangibles;

vii. Equipment – All Equipment,

viii. Fixtures – All Fixtures;

ix. Deposit Accounts – All Deposit Accounts;

x. Goods – All Goods;

xi. Letter of Credit Rights – All Letter of Credit Rights;

xii. Supporting Obligations – All Supporting Obligations;

xiii. Investment Property – All Investment Property;

xiv. Commercial Tort Claims – All Commercial Tort Claims identified and described on Schedule “5.20” (as amended or supplemented from time to time);

xv. Property in Lender’s Possession – All Property of Borrower, now or hereafter in Lender’s possession; and

xvi. Proceeds – The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) through (viii).

3.2. Lien Documents: At Closing and thereafter as Lender deems necessary, Borrower shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender and its counsel):

a. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrower is organized and in any other jurisdiction that Lender deems appropriate;

b. Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

3.3. Other Actions:

a. In addition to the foregoing, Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder. At Lender’s reasonable request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes (other than SBA(7)a Notes which have been or are delivered to the FTA pursuant to the Multi-Party Agreement ), stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

b. Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower’s signature, in accordance with the UCC. Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, including financing statements listing “All Assets” in the collateral description therein. Borrower agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Lender may require to obtain Control over all Deposit Accounts, Letter of Credit Rights and Investment Property.

3.4. Searches, Certificates:

a. Lender shall, prior to or at Closing, and thereafter as Lender may reasonably determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

i. UCC searches with the Secretary of State and local filing office of each state where Borrower (and Guarantor) is organized, maintains its executive office, a place of business, or assets; and

ii. judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.

b. Each Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Lender good standing certificates showing each Borrower and each corporate Guarantor to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business for which qualification is required.

3.5. Landlord’s and Warehouseman’s Waivers: Each Borrower will cause each owner of any premises occupied by each Borrower or to be occupied by such Borrower and each warehouseman of any warehouse, where, in either event Collateral is held, to execute and deliver to Lender an instrument, in form and substance satisfactory to Lender, under which such owner(s) or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Lender to remain on such premises to dispose of or deal with any Collateral located thereon.

3.6. Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.7. Power of Attorney: With respect to each Borrower, each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or proceeds of other Collateral; (b) execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender’s security interest or Lien in the Collateral; and (c) during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral.

SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO ADVANCE

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender’s counsel):

4.1. Resolutions, Opinions, and Other Documents: Borrowers shall have delivered, or caused to be delivered to Lender the following:

a. this Agreement, each Note and each of the other Loan Documents all properly executed;

b. financing statements and each of the other documents to be executed and/or delivered by Borrower or any other Person pursuant to this Agreement;

c. certified copies of (i) resolutions of each Borrower and each Guarantor’s board of directors or managing members (as applicable) authorizing the execution, delivery and performance of this Agreement, the Note to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof and (ii) each Borrower’s and each Guarantor’s articles or certificate of incorporation and by-laws or certificate of formation and shareholders’ agreement or operating agreement, as applicable;

d. an incumbency certificate for each Borrower and each Guarantor identifying all Authorized Officers, with specimen signatures;

e. a written opinion of Borrowers’ independent counsel addressed to Lender and opinions of such other counsel as Lender deems reasonably necessary;

f. such financial statements, reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

g. certification by the president of each Borrower that there has not occurred any Material Adverse Effect in the operations and condition (financial or otherwise) of such Borrower since September 30, 2009;

h. payment by the Borrowers of all fees including, without limitation, the Lender’s fees and expenses associated with the Loans;

i. searches and certificates required under Section 3.4;

j. an initial Borrowing Notice and Borrowing Base Certificate dated the Closing Date with a minimum Availability under Term Loan A of $500,000 after satisfaction of the NSBF’s indebtedness to General Electric Capital Corporation;

k. a pledge agreement from (i) the Parent pledging all of the capital stock of Borrower (owned by it), Small Business Finance Inc, the other Guarantor (ii) Small Business Finance Inc pledging all of the capital stock of CCCRE and all of the capital stock of each NSBF (owned by it) and (iii) CrystalTech pledging all of the capital stock of CT Hosting, LLC as collateral;

l. [omitted];

m. a payoff letter from General Electric Capital Corporation

n. the Multi-Party Agreement together with any required consent of the SBA and;

o. such other documents reasonably required by Lender.

4.2. Absence of Certain Events: At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

4.3. Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

4.4. Compliance with this Agreement: Each Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by the Borrowers before or at the Closing Date.

4.5. Officers’ Certificate: Lender shall have received a certificate dated the Closing Date and signed by the chief financial officer of each Borrower and Parent certifying that all of the conditions specified in this Section have been fulfilled.

4.6. Closing: Subject to the conditions of this Section, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”) at the Bank’s office at 1001 Avenue of the Americas New York, NY 10018.

4.7. Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

4.8. Maintenance of Deposit Accounts: So long as any part of the Indebtedness is outstanding, each Borrower and each Guarantor shall maintain its primary business deposit accounts with Lender.

SECTION V. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Loans to Borrower(s), each Borrower warrants and represents to Lender that (except where context specifically refers to a specific Borrower, all references and representations in this section to Borrower shall mean as to each Borrower):

5.1. Corporate Organization and Validity:

a. Each Borrower (i) is a corporation, duly organized and validly existing under the laws of the state of New York, (ii) has the appropriate power and authority to operate its business and to own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not nor could not reasonably be predicted to have a Material Adverse Effect. A list of all states and other jurisdictions where Borrower is qualified to do business is shown on Schedule “5.1” attached hereto and made part hereof.

b. The making and performance of this Agreement and the other Loan Documents will not violate any law, government rule or regulation, court or administrative order or other such order, or the charter, minutes or bylaw provisions of such Borrower, or of such Borrower’s shareholder’s agreement, operating agreement or partnership agreement, as applicable, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which such Borrower is a party, or by which such Borrower is bound. Neither Borrower is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has caused or is reasonably likely to cause a Material Adverse Effect, or of its charter, minutes or bylaw provisions, or of such Borrower’s operating agreement or partnership agreement, as applicable.

c. Each Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

d. This Agreement, the Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon each Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2. Places of Business: The only places of business of Borrowers, and the places where Borrowers keep and intend to keep their Property, are at the addresses shown on Schedule “5.2” attached hereto and made part hereof.

5.3. Pending Litigation: There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of either Borrower, threatened, against Borrower in any court or before any Governmental Authority relating to a claim in excess of $100,000 (except for any proceeding relating to any license or seeking injunctive relief as to which no dollar threshold shall apply) except as shown on Schedule “5.3” attached hereto and made part hereof, other than counterclaims arising solely out of routine collection matters brought by Borrowers against any Person. To the knowledge of Borrowers, there are no investigations (civil or criminal) pending or threatened against either Borrower in any court or before any Governmental Authority. Neither Borrower is in default with respect to any order of any Governmental Authority. To the knowledge of Borrowers, no shareholder or executive officer of either Borrower has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.4. Title to Properties: Each Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.5. Governmental Consent: Neither the nature of either Borrower or of its business or Property, nor any relationship between either Borrower and any other Person, nor any circumstance affecting such Borrower in connection with the issuance or delivery of this Agreement, the Note or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower (other than as to NSBF with respect to the SBA.

5.6. Taxes: All tax returns required to be filed by Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower.

5.7. Financial Statements: The annual management prepared balance sheet of each Borrower as of December 31, 2008, and the related statements of profit and loss, stockholder’s equity and cash flow as of such (complete copies of which have been delivered to Lender), and the interim consolidated (if applicable) balance sheet of each Borrower as of September 30, 2009, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date have been prepared in accordance with GAAP and present fairly the financial position of such Borrower as of such dates and the results of its operations for such periods. The fiscal year for each Borrower currently ends on December 31. Each Borrower’s federal tax identification number and state organizational identification number for UCC purposes are as shown on Schedule “5.7” attached hereto and made part hereof. All projections provided to the Lender represent Borrower’s best estimate of Borrower’s (and Parent’s or any consolidated entity’s) consolidated future financial performance as of the date thereof and the assumptions contained therein are believed by Borrower to be fair and reasonable in light of current business conditions

5.8. Full Disclosure: The financial statements referred to in Section 5.7 of this Agreement do not, nor does any other written statement of either Borrower to Lender in connection with the negotiation of the Loans, contain any untrue statement of a material fact. Such statements do not omit a material fact, the omission of which would make the statements contained therein misleading. There is no fact known to either Borrower which has not been disclosed in writing to Lender which has or is reasonably likely to have a Material Adverse Effect.

5.9. Subsidiaries: Neither Borrower has any Subsidiaries or Affiliates, except as shown on Schedule “5.9” attached hereto and made part hereof.

5.10. Investments, Guarantees, Contracts, etc.:

a. Each Borrower does not own or hold equity or long term debt investments in, or have any outstanding advances to, any other Person, except as shown on Schedule “5.10(a),” attached hereto and made part hereof.

b. Each Borrower has not entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule “5.10(b),” attached hereto and made part hereof.

c. Each Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or is reasonably likely to have a Material Adverse Effect.

d. Each Borrower, except as otherwise specifically provided in this Agreement, has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.11. Government Regulations, etc.:

a. The use of the proceeds of and each Borrower’s issuance of the Note will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Each Borrower does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

b. Each Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business.

c. As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA, maintained by either Borrower or under which either Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject either Borrower to any material liability, or (iv) has been terminated if such termination would subject either Borrower to any material liability. Borrower has not assumed, or received notice of a claim asserted against either Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Each Borrower has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against either Borrower for withdrawal liability with respect to any multi employer pension plan in which either Borrower participates. All Employee Benefit Plans and multi employer pension plans in which Borrower participates are shown on Schedule “5.11(c)” attached hereto and made part hereof.

d. Neither Borrower is in violation of or receipt of written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including, without limitation, Environmental Laws or government procurement regulations), a violation of which causes or is reasonably likely to cause a Material Adverse Effect.

e. Each Borrower (and Guarantor) is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

5.12. Business Interruptions: Within five (5) years prior to the date hereof, none of the business, Property or operations of either Borrower has been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against such Borrower. There are no pending or, to either Borrower’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrowers. No labor contract of either Borrower is scheduled to expire prior to the Maturity Date.

5.13. Names and Intellectual Property:

a. Within five (5) years prior to the Closing Date, neither Borrower has conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule “5.13(a)” attached hereto and made part hereof. Except to the extent that Borrowers may conduct business under a name utilizing the word “Newtek” the ownership of which is with Guarantor, each Borrower is the sole owner of all names listed on such Schedule “5.13(a)” and any and all business done and all invoices issued in such trade names are Borrower’s sales, business and invoices. Each trade name of Borrower, including business conducted under a name utilizing the word “Newtek”, represents a division or trading style of such Borrower and not a separate Subsidiary or Affiliate or independent entity.

b. All trademarks, service marks, patents or copyrights which each Borrower uses, plans to use or has a right to use are shown on Schedule “5.13(b)” attached hereto and made part hereof and such Borrower has the legal authority to use such intellectual property in the conduct of its business. Borrower is not in violation of any rights of any other Person with respect to such Property.

c. Except as shown on Schedule “5.13(c)” attached hereto and made part hereof, (i) each Borrower does not require any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property (other than software licenses generally available) in order to provide services to its customers in the ordinary course of business; and (ii) Lender will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

5.14. Other Associations: Neither Borrower is engaged in has interest in any joint venture or partnership with any other Person except as shown on Schedule “5.14,” attached hereto and made part hereof.

5.15. Environmental Matters: Except as shown on Schedule “5.15,” attached hereto and made part hereof:

a. To each Borrower’s knowledge after due inquiry, no Property presently owned, leased or operated by such Borrower contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

b. To each Borrower’s knowledge after due inquiry, each Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by such Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

c. No Borrower has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws and no Borrower has knowledge that any such notice will be received or is being threatened.

d. Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of a Borrower under any Environmental Law.

e. No judicial proceeding or governmental or administrative action is pending, or to the knowledge of either Borrower, threatened under any Environmental Law to which either Borrower is, or to either Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on either Borrower’s business, financial condition, Property or prospects under any Environmental Law.

5.16. Regulation O: No director, executive officer or principal shareholder of Borrower or any Guarantor is a director, executive officer or principal shareholder of Lender. For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.17. Capital Stock: The authorized and outstanding Capital Stock of each Borrower is as shown on Schedule “5.17” attached hereto and made part hereof. All of the Capital Stock of Borrowers has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holder thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities. Except for the rights and obligations shown on Schedule “5.17,” there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which either Borrower or any of the shareholders of either Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of such Borrower. Except as shown on Schedule “5.17,” neither Borrower has issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.18. Solvency: After giving effect to the transactions contemplated under this Agreement, each Borrower is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay such Borrower’s debts. No Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19. Perfection and Priority: This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable Liens in all right, title and interest of each Borrower in the Collateral, and when financing statements have been filed in the offices of the jurisdictions shown on Schedule “5.19,” attached hereto and made part hereof under each Borrower’s name, each Borrower will have granted to Lender, and Lender will have perfected first priority Liens in the Collateral, superior in right to any and all other Liens, existing or future.

5.20. Commercial Tort Claims: As of the Closing Date, neither Borrower is a party to any Commercial Tort Claims, except as shown on Schedule “5.20” attached hereto and made part hereof.

5.21. Letter of Credit Rights: As of the Closing Date, no Borrower has any rights under an outstanding letter of credit, except as shown on Schedule “5.21,” attached hereto and made part hereof.

5.22. Deposit Accounts: All deposit accounts of Borrower are shown on Schedule “5.22,” attached hereto and made part hereof.

5.23. Eligible SBA 7(a) Note Receivables. Unless otherwise set forth on Schedule “5.23” each Eligible SBA 7(a) Guaranteed Note Receivable and each Eligible SBA 7(a) Non-Guaranteed Note Receivable (i) represents bona fide existing obligations created by the lending of money by Borrower to SBA 7(a) Loan Obligors in the ordinary course of Borrower’s business, and (ii) is unconditionally owed to Borrower without defenses, disputes, offsets or counterclaims, or rights of return or cancellation and is secured by SBA 7(a) Note Receivable Collateral in accordance with the Required Procedures. Each Eligible SBA 7(a) Guaranteed Note Receivable and each Eligible SBA 7(a) Non-Guaranteed Note Receivable has been documented on Approved Forms in accordance with the Required Procedures. Unless otherwise clearly disclosed to Lender in writing prior to submission to Lender for evaluation for eligibility, Borrower has not received notice of (a) actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any SBA 7(a) Loan Obligor regarding any Eligible SBA 7(a) Guaranteed Note Receivable or any Eligible SBA 7(a) Non-Guaranteed Note Receivable or (b) actual or threatened litigation regarding the validity or enforceability of any Eligible SBA 7(a) Guaranteed Note Receivable or any Eligible SBA 7(a) Non-Guaranteed Note Receivable or the validity, enforceability or priority of any SBA 7(a) Note Receivable Collateral. With respect to each Eligible SBA 7(a) Guaranteed Note Receivable and each Eligible SBA 7(a) Non-Guaranteed Note Receivable, Borrower has taken the steps required to perfect Borrower’s Liens in any SBA 7(a) Note Receivable Collateral for such Eligible SBA 7(a) Guaranteed Note Receivable or Eligible SBA 7(a) Non-Guaranteed Note Receivable, as applicable, against the applicable SBA 7(a) Loan Obligor in all applicable jurisdictions. Unless otherwise clearly disclosed to Lender in writing prior to or simultaneously with submission to Lender for evaluation for eligibility, Borrower represents that it is the sole legal and beneficial owner of each Eligible SBA 7(a) Guaranteed Note Receivable, and that no participation interest or other ownership interest (legal, beneficial or otherwise) has been sold or is otherwise outstanding with respect thereto, except as is disclosed in writing to Lender.

5.24. Compliance. The Required Procedures, the SBA 7(a) Note Receivable Documents and all actions and transactions by Borrower in connection therewith comply in all material respects with all Applicable Laws.

SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS

Each Borrower covenants that until all of the Obligations are paid and satisfied in full, that (except where context specifically refers to a specific Borrower, all references and representations in this section to Borrower shall mean as to each Borrower):

6.1. Payment of Taxes and Claims: Each Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon such Borrower’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that such Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by such Borrower, and if such Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and such Borrower’s title to, and its right to use, its Property are not materially adversely affected thereby.

6.2. Maintenance of Properties and Corporate Existence:

a. Property – Each Borrower shall maintain its Property in good condition (normal wear and tear excepted) make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by such Borrower.

b. Property Insurance, Public and Products Liability Insurance – Each Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry and geographic area as Borrower. At or prior to Closing, each Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may require, and any certificates of insurance shall be issued on Accord Form-27. In the event a Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrowers shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender’s Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of a Borrower. With respect to any single claim which exceeds $500,000 or any series of claims in any twelve month period which in the aggregate $1,500,000, each Borrower hereby appoints Lender as such Borrower’s attorney-in-fact, exercisable at Lender’s option to endorse any check which may be payable to a Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine. Each Borrower further covenants that all insurance premiums owing under its current policies have been paid. Each Borrower shall notify Lender, immediately, upon such Borrower’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy. In addition NSBF shall, consistent with the requirements of the SBA, cause each SBA 7(a) Loan Obligor to maintain NSBF as a named as additional insured or loss payee, as appropriate, in all such policies.

c. Financial Records – Each Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Neither Borrower shall change its fiscal year end date without the prior written consent of Lender.

d. Corporate Existence and Rights – Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

e. Compliance with Laws – Each Borrower shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, Environmental Laws and government procurement regulations) and shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain causes or could cause a Material Adverse Effect. Each Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any Property of Borrower. Without limiting the foregoing, NSBF shall cause the Required Procedures, the SBA 7(a) Note Receivable Documents and all actions and transactions by NSBF in connection therewith (a) to comply with SBA Rules and Regulations, and (b) to comply with all other requirements of all Applicable Laws except where the failure to comply with such other requirements of any Applicable Law reasonably could not be expected to result in a Material Adverse Effect.

6.3. Business Conducted: Each Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any material respect in any line of business materially different from the businesses conducted by Borrowers immediately prior to the Closing Date.

6.4. Litigation: Borrowers shall give prompt notice to Lender of any litigation claiming in excess of One Hundred Thousand Dollars ($100,000.00) from either Borrower, or which is reasonably likely to have a Material Adverse Effect.

6.5. Issue Taxes: Borrowers shall pay all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any lien documents. The obligations of Borrowers hereunder shall survive the payment of Borrowers’ Obligations hereunder and the termination of this Agreement.

6.6. Bank Accounts: Each Borrower and each Guarantor shall maintain their primary depository and disbursement account(s) with Lender.

6.7. Employee Benefit Plans: Each Borrower shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Lender, promptly upon Lender’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Lender of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto. Each Borrower will make all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Lender upon (x) its receipt of notice of the assertion against such Borrower of a claim for withdrawal liability, (y) the occurrence of any event which, to such Borrower’s knowledge, would trigger the assertion of a claim for withdrawal liability against such Borrower, and (z) upon the occurrence of any event which, to the Borrowers’ knowledge, would place either Borrower in a Controlled Group as a result of which any member (including either Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.8. Financial Covenants: A. During the term of the Loan, Borrowers shall comply with the following financial covenants which shall be tested on Parent together with its consolidated subsidiaries:

(a)	A Fixed Charge Coverage Ratio of at least:

1.10:1 for the twelve month period ending June 30, 2010

1.25:1 for fiscal year 2010

1.50:1 for fiscal year 2011 and thereafter through the Maturity Date to be tested, on a rolling four quarter basis, as of June 30, 2010 based upon numbers for the quarter ended June 30, 2010 and, thereafter, quarterly; and

(b)	A minimum EBITDA of:

$4,500,000 for the twelve month period ending June 30, 2010

$6,500,000 for fiscal year 2010

$7,300,000 the twelve month period ending June 30, 2011

$8,000,000 for fiscal year 2011

$9,000,000 for fiscal year 2012

(c)	There shall be at least $4,000,000.00 in unrestricted cash on the consolidated balance sheet of the Parent at all times.

B. During the term of the Loan, guarantor Universal Processing Services of Wisconsin LLC (d/b/a Newtek Merchant Solutions) shall comply with the following financial covenants which shall be tested on the basis of the results of the Electronic Payment Processing segment:

(a)	A minimum EBITDA of:

$4,778,000 for the twelve month period ending June 30, 2010

$4,900,000 for fiscal year 2010

$5,000,000 the twelve month period ending June 30, 2011

$5,250,000 for fiscal year 2011

$5,600,000 for fiscal year 2012

C. During the term of the Loan, Borrowers shall comply with the following respective financial covenants which shall be tested on each Borrower and their respective consolidated subsidiaries:

(a)	A minimum EBITDA for NSBF of:

$1,235,000 for the twelve month period ending June 30, 2010

$1,900,000 for fiscal year 2010

$2,200,000 the twelve month period ending June 30, 2011

$2,400,000 for fiscal year 2011

$2,600,000 for fiscal year 2012

(b)	A minimum EBITDA for CrystalTech of:

$6,159,000 for the twelve month period ending June 30, 2010

$6,591,000 for fiscal year 2010

$7,000,000 the twelve month period ending June 30, 2011

$7,300,000 for fiscal year 2011

$8,000,000 for fiscal year 2012

6.9. Financial and Business Information: Each Borrower shall deliver or cause to be delivered to Lender the following:

a. Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

i.

(a) Within thirty (30) days after the end of each Fiscal Month, financial information regarding the Borrowers, certified by the Chief Financial Officer of Parent, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; and (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments).

(b) Within forty five (45) days after the end of each Fiscal Quarter, financial information regarding Parent and its consolidated subsidiaries, certified by the Chief Financial Officer of Parent, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter; (ii) unaudited statements of income and cash flows for such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior year and on a trailing twelve month basis, and (iii) including an income statement for Parent on a consolidated basis by business segment as currently reported by Parent, all prepared in accordance with GAAP (subject to normal year-end adjustments).

(c) Within forty five (45) days after the end of each Fiscal Quarter, the actual results of operations of Borrowers for the Fiscal Quarter and on a trailing twelve (12) month basis, compared to the Projections for such Fiscal Quarter and the twelve (12) month period.

ii. Within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Parent and its Subsidiaries on a consolidated basis, consisting of balance sheets, cash flow statements and statements (including statements on a business segment basis) of income and retained earnings and, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing and acceptable to Lender.

iii. within twenty (20) days of filing, but in no event more than fifteen (15) days after the last permitted extension for filing without penalty, each Borrower shall provide Lender with signed federal tax returns.

iv. Within ninety (90) days after the end of each Fiscal Year, three years projections for each Borrower, prepared by Borrowers in light of the past operations of its businesses, but including future payments of known contingent liabilities, prepared on a quarterly basis for the next fiscal year and annually for the following two years (“Projections”). The Projections shall be based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrower for the period set forth therein.

v. Within fifteen (15) days after the end of each Fiscal Month a Borrowing Base Certificate, which shall include detailed reporting as to eligibility of any SBA(7)a Loan Receivables.

b. Management Letters. Within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

6.10. Each Borrower further agrees that, if requested by Lender, it shall promptly furnish Lender with copies of all reports filed with any federal, state or local Governmental Authority;

a. Notice of Event of Default - promptly upon a director or executive officer of the Borrower obtaining knowledge of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

b. Notice of Claimed Default - promptly upon receipt by a Borrower, notice of default, oral or written, given to such Borrower by any creditor for Indebtedness for borrowed money, or otherwise holding long term Indebtedness of Borrower in excess of Fifty Thousand Dollars ($50,000.00);

c. Securities and Other Reports - if a Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by such Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by such Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

6.11. Officers’ Certificates - Along with each set of financial statements and or reports delivered to Lender pursuant to Section 6.9(a) hereof, each Borrower and each corporate Guarantor, shall deliver to Lender a certificate (“Compliance Certificate”) from the chief financial officer, chief executive officer or president of each Borrower and each corporate Guarantor (and as to certificates accompanying the annual financial statements of each Borrower and each corporate Guarantor, also certified by Borrower’s independent certified public accountant) setting forth:

a. Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of each Borrower and each corporate Guarantor from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrowers and/or each corporate Guarantor has taken or proposes to take with respect thereto.

b. Covenant Compliance - the information (including detailed calculations) required in order to establish that each Borrower is in compliance with the requirements of Section 6.8 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.12. Audits and Inspection: Borrowers shall permit any of Lender’s officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrowers, to examine and audit all of Borrowers’ books of account, records, reports and other papers, to make copies and extracts there from and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrowers’ expense at the standard rates charged by Lender for such activities, plus Lender’s reasonable out-of-pocket expenses (all of which amounts shall be Expenses). Borrower acknowledges that Lender intends to conduct such audits at least twice annually.

6.13. Blocked Account: On or before the Closing Date and until the Maturity Date, Borrowers shall establish a blocked account with the Lender (“Blocked Account”), and deposit and/or shall cause to be deposited directly into such Blocked Account all payments swept from the Trust Account in a manner consistent with the Cash Management System, including any prepayments and payments with respect to each Permitted Disposition, with respect to each SBA 7(a) Loan to be deposited into the Blocked Account, including any Net Sale Proceeds from any Sold Note Receivable, any Note Participation Amounts from any Note Participation, and any Servicing Fees and (ii) all payments received for the SBA 7(a) Loans and any Permitted Dispositions.

6.14. Information to Participant: Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Loans or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

6.15. Material Adverse Developments: Each Borrower agrees that immediately upon obtaining knowledge of any development or other information outside the ordinary course of business (and excluding matters of a general economic, financial or political nature) which would reasonably be expected to have a Material Adverse Effect it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.16. Places of Business: Borrowers shall give thirty (30) days prior written notice to Lender of any changes in the location of any of their respective places of business, of the places where records concerning their Accounts or where its Inventory are kept, or the establishment of any new, or the discontinuance of any existing place of business; provided that Borrowers may not establish any place of business outside of the United States.

6.17. Commercial Tort Claims: Borrowers will immediately notify Lender in writing in the event that either Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Each Borrower shall execute and deliver to Lender all documents and/or agreements necessary to grant Lender a security interest in such Commercial Tort Claim to secure the Obligations. Borrowers authorize Lender to file (without Borrower’s signature) initial financing statements or amendments, as Lender deems necessary to perfect its security interest in the Commercial Tort Claim.

6.18. Letter of Credit Rights: Borrowers shall provide Lender with written notice of any letters of credit for which a Borrower is the beneficiary. Borrowers shall execute and deliver (or cause to be executed or delivered) to Lender, all documents and agreements as Lender may require in order to obtain and perfect its security interest in such letters of credit.

6.19. Inter-Company and Shareholder Loans: All inter-company loans to either Borrower from a Guarantor, another Borrower or from any officer, director or employee, or affiliates shall be subordinate to this Loan.

6.20. Separateness Covenant. Each Borrower agrees and covenants that:

a. Borrower will maintain Borrower’s separate existence and identity and will take reasonable steps to make it apparent to third parties that Borrower is an entity with assets (in particular the Pledged Shares (as defined in the Pledge Agreement)) and liabilities distinct from those of Guarantor and the other Borrower.

b. Not in limitation of the generality of the foregoing, Borrower agrees as follows:

i. Borrower will not inadvertently commingle its assets in any material respects with those of any other Person and shall take all reasonable steps to maintain its assets in a manner that facilitates their identification and segregation from those of Guarantor or the other Borrower;

ii. (ii) Borrower shall take all reasonable steps to prevent any of Borrower’s funds from at any time being pooled with any funds of Guarantor of the other Borrower and shall not maintain joint bank accounts or other depository accounts to which Guarantors of the other Borrower have access;

iii. Borrower will conduct its business in its own name and from an office separate (or otherwise internally distinguishable) from that of Guarantor and the other Borrower or any other Affiliate of Borrower;

iv. Borrower will maintain separate corporate records and books of account from those of any other Person;

v. Borrower will maintain separate financial statements from those of any other Person; provided, however, financial information about Borrower may be contained in consolidated financial statements issued by Parent;

vi. Borrower will pay its own liabilities, including the salaries of its own employees, consultants and agents, from its own funds and bank accounts;

vii. Borrower will compensate Guarantors and the other Borrower at market rates for any services that such parties render to Borrower; and

viii. Borrower will observe the formalities of a corporation in all material respects.

6.21. NSBF as Servicer. NSBF shall at its own expense service all of the SBA 7(a) Note Receivables, including (i) the billing, posting and maintaining of complete records applicable thereto, and (ii) subject to applicable SBA Rules and Regulations, the taking of such action with respect thereto as NSBF may deem advisable.

6.22. Negotiable Collateral. NSBF shall cause the original of each SBA 7(a) Loan Note to be delivered to FTA or such other Person designated in accordance with the Multi-Party Agreement and to be dealt with as provided therein. Subject to the Multi-Party Agreement, in the event that any other Collateral, including proceeds, is evidenced by or consists of collateral readily negotiable, and if and to the extent that perfection of priority of Lender’s security interest is dependent on or enhanced by possession, the applicable Borrower shall, immediately upon the request of Lender, shall endorse and deliver physical possession of such negotiable collateral to Lender.

6.23. Collection of SBA 7(a) Note Receivables, Accounts, General Intangibles and Chattel Paper. Subject in each case to the Multi-Party Agreement, at any time after the occurrence and during the continuation of a Default or Event of Default under this Agreement or any other Loan Document, Lender or Lender’s designee may (a) notify SBA 7(a) Loan Obligors or other obligors that SBA 7(a) Note Receivables, Accounts, Chattel Paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect the 7(a) Loan Receivables, Accounts, Chattel Paper or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Subject in each case to the Multi-Party Agreement and Section 5.12, NSBF agrees that it will hold in trust for Lender, as Lender’s trustee, any payments with respect to or in connection with SBA 7(a) Note Receivables or SBA 7(a) Note Receivable Collateral that it receives and immediately will deliver said payments with respect to or in connection with SBA 7(a) Note Receivables or SBA 7(a) Note Receivable Collateral to a replacement Servicer appointed or approved by the SBA or, at the request of Lender with the SBA’s consent to Lender, in each case, in their original form as received by NSBF.

6.24. Records. NSBF shall maintain accurate and materially complete records regarding all SBA 7(a) Note Receivables, including without limitation all SBA 7(a) Note Receivables which have been guaranteed by the principals of the respective SBA 7(a) Loan Obligors; provided that in no event shall such records fail to comply with the requirements of the SBA Rules and Regulations.

6.25. Due Diligence. NSBF shall cooperate fully with Lender in connection with Lender’s due diligence, from time to time, with respect to property proposed by NSBF as Collateral and SBA 7(a) Note Receivable Collateral. Lender shall be entitled to procure such appraisals, brokers’ price opinions, lien search reports, tax filing reports, title reports, evaluations or other reports, certifications or information as it may require in connection with its evaluation or re-evaluation of any Collateral.

6.26. Multi-Party Agreement; Blocked Account Agreement. NSBF shall comply in a timely manner with all of its obligations and agreements under the Multi-Party Agreement and the Blocked Account Agreement, including without limitation, providing complete and accurate instructions, in accordance with the terms of the Blocked Account Agreement.

6.27. REO Property. Promptly upon acquisition of any REO Property, the applicable Credit Party shall execute such deeds of trust, mortgages and other documentation with respect to such Credit Party’s interest in such REO Property, and to the extent, if any, required by SBA Rules and Regulations, obtain and deliver or cause to be delivered to Lender, an appraisal that is compliant with the requirements of FIRREA, a mortgagee policy of title insurance, environmental report, engineering report or other documentation as Lender may reasonably request in connection therewith.

6.28. Foreclosure (or Deed in Lieu) Regarding SBA 7(a) Note Receivable Collateral: NSBF shall notify Lender of sending or recording any notice of default on a SBA 7(a) Note Receivable within fifteen (15) days of such sending or recording, and notify Lender thereof in writing with each Borrowing Base Certificate delivered to Lender. NSBF shall also notify Lender in writing with each Borrowing Base Certificate delivered to Lender, the date upon which any notice of foreclosure sale was recorded and the initial date set for related foreclosure sale. In the case of a notice of foreclosure sale, NSBF will also notify Lender in writing of the recordation of any related notice of trustee sale within five (5) days of recordation thereof, and include in such notice the date first set for sale. Promptly upon consummation of any such foreclosure or trustee sale, or any deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, NSBF shall deliver to Lender true and complete copies of all documentation executed (in the case of notices, postings and the like), or to be executed (in the case of deeds, bills of sale or other documents related to consummation of such transaction or transfer of such property), by NSBF in respect thereof. In the event NSBF intends or expects, by means of any such foreclosure, deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, to acquire title to any personal property included in the SBA 7(a) Note Receivable Collateral, NSBF shall, contemporaneously upon acquiring such title, execute and deliver to Lender such security agreements, financing statements or other documents as may be required by Lender in order to maintain Lender’s interest therein (NSBF hereby appoints Lender as its attorney-in-fact, and grants Lender a special power of attorney, coupled with an interest, to execute any such security agreements, financing statements or other documents, in NSBF’s name and on its behalf, and file and record same as required to perfect Lender’s interest therein). If permitted by applicable SBA rules, NSBF will not acquire title to, or take possession of, any such real property unless NSBF has determined, based on an environmental site assessment prepared by a credentialed consultant acceptable to Lender who regularly conducts environmental audits, either that such real property, including all improvements thereon, is in compliance with all applicable Environmental Laws and that there are no circumstances present on such real property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any Environmental Law, or that the cost of any such actions is justified and appropriate in relation to the liquidation value of such real property.

SECTION VII. BORROWER’S NEGATIVE COVENANTS:

Each Borrower covenants that until all of the Obligations are paid and satisfied in full and, that:

7.1. Merger, Consolidation, Dissolution or Liquidation:

a. Neither Borrower shall engage in any Asset Sale other than: (i) Inventory sold in the ordinary course of Borrower’s business, (ii) equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale, (iii) a sale of property in one transaction or a series of transactions with a fair market value of less than One Hundred Thousand Dollars ($100,000) during any six month period or (iv) a Permitted Disposition.

b. No Borrower shall merge or consolidate with any other Person or commence a dissolution or liquidation.

7.2. Acquisitions: No Borrower shall acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction.

7.3. Liens and Encumbrances: No Borrower shall: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4. Transactions With Affiliates or Subsidiaries: No Borrower shall enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by such Borrower and the transaction is in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; (ii) such transaction is intended for incidental administrative purposes; or (iii) it is a dividend.

7.5. Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection (and the joint obligations to Lender hereunder), no Borrower shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.

7.6. Distributions, Bonuses and Other Indebtedness: No Borrower shall: (a) declare or pay any cash bonus compensation to its officers if an Event of Default exists or would result from the payment thereof; (b) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; (c) make any prepayments on any existing or future Indebtedness (other than the Obligations); or (d) during the continuance of an Event of Default make any distributions or dividends to Parent.

7.7. Loans and Investments: Borrowers shall not make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than Permitted Investments.

7.8. Use of Lenders’ Name: Borrowers shall not use Lender’s name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Lender.

7.9. Miscellaneous Covenants:

a. No Borrower shall become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs such Borrower’s ability to perform under this Agreement, or under any other instrument, agreement or document to which such Borrower is a party or by which it is or may be bound.

b. No Borrower shall carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

7.10. Jurisdiction of Organization: Borrowers shall not change their jurisdiction of organization.

SECTION VIII. DEFAULT

8.1. Events of Default: Each of the following events shall constitute an event of default (“Event of Default”) (except where context specifically refers to a specific Borrower, all references and representations in this section to Borrower shall mean as to either Borrower):

a. Payments - if either Borrower fails to make any payment of principal or interest, under the Obligations on the date such payment is due and payable; or

b. Other Charges - if either Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement within five (5) Business Days after the date such payment is due and payable; or

c. Particular Covenant Defaults - if either Borrower fails any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Section 6.8 and Section 7 for which no cure period shall exist other than as set forth in 8.1(d) below), such failure continues for ten (10) Business Days after the occurrence thereof;

d. Financial Covenant Defaults - subject to the Limitation in Section 8.6 below, if either Borrower fails to perform, comply with or observe with respect to the covenants contained in Section 6.8, and such failure continues for five (5) Business Days after the occurrence thereof;

e. Financial Information - if any statement, report, financial statement, or certificate made or delivered by either Borrower or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

f. Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate with respect to any portion of any Property of a Borrower for which such Borrower has not established a cash or cash equivalent reserve in the full amount of such loss; or

g. Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

h. Agreements with Others - (i) if either Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of such Borrower in excess of Twenty Five Thousand Dollars ($25,000.00) in the aggregate; or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of such Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;

i. Other Agreements with Lender - if a Borrower or any Guarantor breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between either Borrower or any Guarantor and Lender; or

j. Judgments - if any final judgment for the payment of money in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which such Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against such Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

k. Assignment for Benefit of Creditors, etc. - if either Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by such Borrower; or

l. Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of either Borrower, or the commencement of any proceeding to avoid any transaction entered into by either Borrower, or the commencement of any case or proceeding for reorganization or liquidation of either Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against either Borrower; provided, however, that such Borrower shall have forty-five (45) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such forty-five (45) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

m. Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for either Borrower or for such Borrower’s Property; or

n. Execution Process, etc. - the issuance of any execution or distraint process against any Property of a Borrower; or

o. Termination of Business - if a Borrower ceases any material portion of its business operations as presently conducted; or

p. Pension Benefits, etc. - if a Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer such Borrower’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs; or

q. Investigations - a determination by Lender that it is reasonable to conclude, based on one or more events which have occurred, such as an indictment, announcement of formal investigation or similar event, that a Borrower is engaged, directly or indirectly, in any type of activity which would reasonably be likely to result in the forfeiture of property of a Borrower to any governmental entity, federal, state or local, in an amount or of a value which would be material to such Borrower’s financial condition or business;

r. Guaranty Agreement - if any breach or default occurs under a Guaranty Agreement, or if a Guaranty Agreement, or any obligation to perform thereunder is terminated; or

s. Liens - if any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if either Borrower or any Governmental Authority shall assert any of the foregoing; or

t. Material Adverse Effect - if there is any change in either Borrowers’ or any Guarantor’s financial condition which, in Lender’s reasonable good faith opinion, has or would be reasonably likely to have a Material Adverse Effect, or

u. Other Loan Documents - if any other Person (other than Lender) party to a Loan Document, breaches or violates any material (as determined by the Lender) term, provision or condition of such Loan Document.

v. SBA Status - if NSBF shall lose, or have any material limitation imposed upon, its authority to process, close, service, collect enforce or liquidate any SBA 7(a) Loans, which material limitation may include, but shall not be limited to, loss of NSBF’s status as a lender under the SBA Preferred Lender Program.

8.2. Cure: Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3. Rights and Remedies on Default:

a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, terminate the Loans and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(k),(l) or (m) shall automatically cause an acceleration of the Obligations).

b. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (iv) below which Lender may exercise at any time after an Event of Default and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

i. the right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrowers to an address designated by Lender); or

ii. by its own means or with judicial assistance, enter each Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

iii. require each Borrower at such Borrower’s expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Lender at any place designated by Lender; or

iv. take additional reserves against the Borrowing Base; or

v. the right to enjoin any violation of Section 7.1, it being agreed that Lender’s remedies at law are inadequate.

c. Each Borrower hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to either Borrower. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder. Lender shall have no obligation to clean up or prepare the Collateral for sale. If Lender sells any of the Collateral upon credit, Borrowers will only be credited with payments actually made by the purchaser thereof, that are received by Lender. Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

8.4. Nature of Remedies: All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrowers, at any time, under any agreement, with any available remedy and in any order.

8.5. Set-Off: If any bank account of a Borrower with Lender or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to such Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrowers’ Obligations hereunder.

8.6. Limitation on Remedies

a. Notwithstanding, anything else to the contrary contained herein, with respect to an Event of Default under Section 6.8 A, 6.8 B, or 6.8 C (b) hereof, Lender Agrees that it shall not, solely as it relates to Term Loan A and NSBF be entitled to exercise its rights under Section 8.3(a) or 8.3(b), provided that, Lender is expressly permitted to take additional reserves against the Borrowing Base, or to impose the default rate of interest. The foregoing limitation shall not apply if there shall have occurred any other Event of Default hereunder in which case Lender’s right of action shall not be impaired. Furthermore during such Event of Default nothing shall be deemed to limit Lender’s right to pursue any action against any Guarantor of the obligations including without limit CrystalTech.

b. Notwithstanding any provision of Section 8.3(a) and (b), any exercise of the rights and remedies of Lender solely as it relates to Term Loan A and NSBF under Section 8.3(a) and (b) may be subject to the provisions of the Multi-Party Agreement.

SECTION IX. MISCELLANEOUS

9.1. Governing Law: THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE WHERE LENDER’S OFFICE IDENTIFIED IN SECTION 9.8 IS LOCATED. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE

DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2. Integrated Agreement: The Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3. Waiver: No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrowers no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

9.4. Indemnity:

a. Each Borrower releases and shall indemnify, defend and hold harmless Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of either Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) either Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) either Borrower’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation Environmental Laws, etc.), and (iv) any claim by any other creditor of either Borrower against Lender arising out of any transaction whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting there from, unless resulting solely from acts or conduct of Lender constituting willful misconduct or gross negligence.

b. Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5. Time: Whenever Borrowers shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrowers’ performance under all provisions of this Agreement and all related agreements and documents.

9.6. Expenses of Lender: At Closing and from time to time thereafter, Borrower will pay within five (5) Business Days of receipt of written demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender, any fees or expenses incurred by Lender under Section 6.11 for which Borrowers are obligated thereunder, and reasonable charges of any expert consultant to Lender, (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or arising in connection with any insolvency or bankruptcy proceedings (including any action Lender deems necessary to protect its interest in such proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender and, with respect to clauses (ii) and (iii), reasonable allocated costs of internal counsel) (collectively, the “Expenses”);

9.7. Brokerage: This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Each Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person alleging that it is based on actions of a Borrower, a Guarantor or any affiliate, officer director or employee of either of them, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrowers’ own cost and expense, including such party’s reasonable counsel fees. Borrowers further agree that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Borrowers under this Agreement.

9.8. Notices:

a. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:	Capital One, N.A.,
1001 Avenue of the Americas
New York, NY 10018
Attention: Brian Talty
Senior Vice President

With copies to Bank Counsel:	Moritt Hock Hamroff & Horowitz LLP
400 Garden City Plaza, Ste. 202
Garden City, NY 11530
Attention: Marc L. Hamroff, Esq.

If to Borrower to:	CrystalTech Web Hosting, Inc.
1440 Broadway, 17th Floor
New York, NY 10018
Attention: Barry S. Sloane
Chairman and Chief Executive Officer

Newtek Small Business Finance, Inc.
1440 Broadway, 17th Floor
New York, NY 10018
Attention: Peter Downs, President

With copies to Borrower Counsel:	Legal Department
Newtek Business Services, Inc.
1440 Broadway, 17th floor
New York, NY 10018

b. Any notice sent by Lender, or Borrower by any of the above methods shall be deemed to be given when so received. Failure to send a copy to counsel shall not invalidate any notice otherwise properly given.

c. All parties shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9. Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10. Survival: All warranties, representations, and covenants made by Borrowers herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Notes, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement, including under Section 6.5, 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations for a period of two (2) years.

9.11. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrowers may not transfer, assign or delegate any of its duties or obligations hereunder. Borrowers acknowledge and agree that Lender may at any time, and from time to time, (a) sell participating interests in the Loans, and Lender’s rights hereunder to other financial institutions, and (b) sell, transfer, or assign the Loans and Lender’s rights hereunder, to any one or more additional banks or financial institutions, subject (as to Lender’s rights under this clause (b)) to Borrowers’ written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

9.12. Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.13. Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by both Borrowers and Lender.

9.14. Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15. Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrowers. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrowers’ duty of performance, including, without limitation, Borrowers’ duties under any account or contract with any other Person.

9.16. Discharge of Taxes, Borrower’s Obligations, Etc.: Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrowers if Borrowers fail to do so, to: (a) pay for the performance of any of either Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on either Borrower’s Property in violation of this Agreement unless such Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Term Loan, and bear interest at the rate applicable to the Term Loan, until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17. Withholding and Other Tax Liabilities: In the event that any Lien, assessment or tax liability against a Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by such Borrower. In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Term Loans and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Term Loans, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.18. Consent to Jurisdiction: Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the state where Lender’s office identified in Section 9.8 is located or the United States District Court for the state where Lender’s office identified in Section 9.8 is located in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrowers waive any objection which Borrowers may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrowers irrevocably agree to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.19. Additional Documentation: Borrowers shall execute and/or re-execute, and cause any Guarantor or other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which reflects manifest error in its drafting or incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered. Borrowers agree to comply with any written request by Lender within ten (10) days after receipt by Borrowers of such request.

9.20. Advertisement:

i. Lender, in its sole discretion, shall have the right to announce and publicize the financing established hereunder, as it deems appropriate, by means and media selected by Lender. Such publication shall include all pertinent information relating to such financing, including without limitation, the term, purpose, pricing, loan amount, and name of Borrowers.

ii. The form and content of the published information shall be in the sole discretion of Lender and shall be considered the sole and exclusive property of Lender. All expenses related to publicizing the financing shall be the sole responsibility of Lender.

9.21. Waiver of Jury Trial: BORROWERS AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.22. Consequential Damages: Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

9.23. USA Patriot Act: Lender hereby notifies Borrowers that pursuant to the requirements of USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

9.24. Joint and Several Obligations.

a. Borrowers is defined collectively to include all Persons constituting the Borrowers; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising the Borrowers. Each Person comprising Borrowers shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement regardless of which of the Borrowers actually receives the proceeds of the indebtedness governed hereby or the benefit of any other extensions of credit hereunder or the benefit of any other extension of credit under the Loan Documents, or the manner in which the Borrowers, the Lender account therefor in their respective books and records. In addition, each entity comprising Borrowers hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrowers as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 8.1 of this Agreement are to be applied to each individual Person comprising the Borrowers (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 8.1 of this Agreement as to any Person comprising the Borrowers shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising the Borrowers or as to all such Persons taken as a whole (except as otherwise expressly provided therein).

b. Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the credit extensions under this Agreement and the other Loan Documents on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the other Loan Documents.

c. Lender has advised the Borrowers that it is unwilling to enter into this Agreement and the other Loan Documents and make available the credit facilities extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and the other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the credit facilities hereunder and the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower requires access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting the Borrowers, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder and under the Loan Documents. Accordingly, each Borrower individually acknowledges that the benefit to each of the

Persons comprising the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any individual Borrower.

d. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Loan Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower’s obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.

e. To the extent that any Borrower shall make a payment under this Section of all or any of the Obligations (other than credit facilities made to that Borrower for which it is primarily liable) (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Borrower’s Allocable Amount (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

f. Lender is authorized, without notice or demand and without affecting the liability of any Borrower hereunder, to, at any time and from time to time, (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Lender; (iii) accept partial payments of the Obligations; (iv) take and hold security or collateral for the payment of the Obligations or for the payment of any Guarantees of the Obligations and exchange, enforce, waive and release any such security or collateral; (v) apply such security or collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of any Borrower. Except as specifically provided in this Agreement or any of the other Loan Documents, Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations as Lender shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower.

g. Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or any Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

h. Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other person under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

i. Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Lender to any one Borrower hereunder or pursuant to any Loan Documents in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.

j. This Section is intended only to define the relative rights of Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Loan Documents. Nothing contained in this Section shall limit the liability of any Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

k. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the credit facilities hereunder.

l. Notwithstanding anything else herein to the contrary, the provisions of this Section 9.24 are expressly limited such that NSBF shall not be deemed to jointly and severally liable for the portion of the Obligations accruing solely and exclusively under Term Loan B. The assets of NSBF are specifically not pledged as security for Term Loan B or for the benefit of CrystalTech.

9.25. Guarantor Provisions. Solely with respect to Term Loan A:

a. CrystalTech, as joint and several primary obligor of the Obligations directly incurred by NSBF authorizes Lender, without giving notice to CrystalTech or obtaining CrystalTech’s consent and without affecting the liability of NSBF, from time to time to:

i. compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations; grant other indulgences to NSBF in respect thereof; or modify in any manner any documents relating to the Obligations;

ii. declare all Obligations of CrystalTech due and payable upon the occurrence and during the continuance of an Event of Default;

iii. take and hold security for the performance of the Obligations of NSBF and exchange, enforce, waive and release any such security;

iv. subject to the Trust Agreement and the Multi-Party Agreement apply and reapply such security and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine;

v. release, surrender or exchange any deposits or other property securing the CrystalTech Obligations or on which Lender at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Obligations of NSBF or CrystalTech; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Obligations or release, surrender or exchange any deposits or other property of any such Person;

vi. apply Payments received by Lender from CrystalTech to any Obligations, in such order as Lender shall determine, in its sole discretion; and

vii. assign this Agreement in whole or in part.

b. NSBF, as a primary obligor, and CrystalTech as joint and several obligor with respect to the Obligations directly incurred by NSBF waives:

i. any defense based upon any legal disability or other defense of any other Borrower, or by reason of the cessation or limitation of the liability of any other Borrower from any cause (other than full payment of all Obligations), including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;

ii. any defense based upon any legal disability or other defense of any other guarantor or other Person;

iii. any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

iv. any defense based upon the application by any other Borrower of the proceeds of the credit facilities for purposes other than the purposes represented by such other Borrower to Lender or intended or understood by Lender or such Borrower;

v. any defense based on such Borrower’s rights, under statute or otherwise, to require Lender to sue any other Borrower or otherwise to exhaust its rights and remedies against any other Borrower or any other Person or against any collateral before seeking to enforce its right to require such Borrower to satisfy the Obligations of any other Borrower;

vi. any defense based on Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents. Such Borrower agrees that no such failure shall waive, alter or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Lender from foreclosing on any Lien, or exercising any rights available to Lender thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of such Borrower;

vii. any defense arising from any act or omission of Lender which changes the scope of such Borrower’s risks hereunder;

viii. any defense based upon Lender’s election of any remedy against such Borrower or any other Borrower or any of them; any defense based on the order in which Lender enforces its remedies;

ix. any defense based on (A) Lender’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Lender’s abstaining from taking advantage of or realizing upon any Lien or other Guarantee, and (C) any impairment of collateral securing the Obligations, including, without limitation, Lender’s failure to perfect or maintain a Lien in such collateral;

x. any defense based upon Lender’s failure to disclose to such Borrower any information concerning any other Borrower’s financial condition or any other circumstances bearing on any other Borrower’s ability to pay the Obligations;

xi. any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

xii. any defense based upon Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Bankruptcy Code §1111(b)(2) or any successor statute;

xiii. any defense based upon any borrowing or any grant of a security interest under Bankruptcy Code §364;

xiv. any defense based on Lender’s failure to be diligent or to satisfy any other standard imposed on a secured party, in exercising rights with respect to collateral securing the Obligations;

xv. except as otherwise expressly set forth herein: notice of acceptance hereof; notice of the existence, creation or acquisition of any Obligation; notice of any Event of Default; notice of the amount of the Obligations outstanding from time to time; notice of any other fact which might increase such Borrower’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other Borrower’s receivership or bankruptcy and all other notices and demands to which such Borrower might otherwise be entitled (and agrees the same shall not have to be made on the other Borrower as a condition precedent to such Borrower’s obligations hereunder);

xvi. any defense based on errors and omissions by Lender in connection with its administration of the credit facilities or the Loans except to the extent constituting gross negligence or willful misconduct;

xvii. any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Obligations or the security therefor;

xviii. any defense based on Lender’s failure to seek relief from stay or adequate protection in any other Borrower’s bankruptcy proceeding or any other act or omission by and/or any Lender which impairs such Borrower’s prospective subrogation rights;

xix. any defense based on legal prohibition of Lender’s acceleration of the maturity of the Obligations during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of Lender with respect to the Obligations and the security therefor; and

xx. any defense available to a surety under applicable law.

c. Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower pursuant to any statute presently in force or hereafter enacted.

d. Each Borrower authorizes Lender to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Lender, since it is such Borrower’s intent that the Obligations be absolute, independent and unconditional obligations of such Borrower under all circumstances. Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Obligations, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under such Borrower’s Guarantee of the Obligations directly incurred by any other Borrower. Notwithstanding anything else herein to the contrary, NSBF is not jointly and severally liable for the obligation owing exclusively from any other Borrower.

e. This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Obligations of any other Borrower as fully as if such Obligations were directly incurred by such Borrower.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

CRYSTALTECH WEB HOSTING, INC.

By:	/s/ Robert Cichon
Name: Robert Cichon
Title: President

NEWTEK SMALL BUSINESS FINANCE, INC.

By:	/s/ Peter Downs
Name: Peter Downs
Title: President

CAPITAL ONE, N.A.,

By:	/s/ Brian Talty
Name: Brian Talty
Title: Senior Vice President

Schedule 2.5

Principal Payments

Term Loan A

Commencing on June 1, 2010, Borrowers will pay the Principal Amount in fifty nine (59) consecutive monthly, principal payments of TWO HUNDRED EIGHT THOUSAND THREE HUNDRED THIRTY THREE AND 33/100 DOLLARS ($208,333.33) with a final balloon payment of all outstanding principal due on sixtieth (60th) month

Term Loan B

Commencing on June 1, 2010, Borrowers will pay the Principal Amount in fifty nine (59) consecutive monthly, principal payments of THIRTY FOUR THOUSAND SEVEN HUNDRED TWENTY TWO AND 22/100 DOLLARS ($34,722.22) with a final balloon payment of all outstanding principal due on sixtieth (60th) month